Exhibit 5.2

34/F, Tower 3, China Central Place, 77 Jianguo Road, Beijing 100025, China

Telephone: (86-10) 5809-1000   Facsimile: (86-10) 5809-1100

March 29, 2012

Acquity Group Limited

6th Floor, Alexandra House,

18 Chater Road, Hong Kong

Re: PRC Legal Opinion for Initial Public Offering of

Acquity Group Limited

We have acted as the People’s Republic of China (the “PRC”, for the purpose of this PRC legal opinion, not including Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan) legal advisers to Acquity Group Limited (the “Company”) in connection with its initial public offering (the “Offering”) and listing of American depositary shares, representing the Company’s ordinary shares (“ADSs”) on the New York Stock Exchange (the “NYSE”).

We are qualified lawyers in the PRC and are authorized by the Ministry of Justice of the PRC to issue legal opinions in relation to the above matters in accordance with the published and publicly available laws and regulations of the PRC, and such qualification and authorization have not been revoked, suspended, restricted or limited in any manner whatsoever.

For the purpose of rendering this Legal Opinion (the “Opinion”), we have examined the copies of the documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Agencies in the PRC and officers of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this opinion. In such examination, we have assumed that:

(a)              all documents submitted to us as copies are identical to their originals;

(b)             all signatures, seals and chops on such documents are genuine; and

(c)              all facts and documents which may affect our opinions herein have been disclosed to us, and there has not been or will not be any omission in respect of such disclosure.

This Opinion is rendered on the basis of the PRC laws, administrative regulations and rules, supreme court’s judicial interpretations effective as of the date hereof (the “PRC Laws”) and there is no assurance that any of such laws, regulations and rules will not be changed, amended or replaced in the immediate future or in the longer term. Any such changes, amendments or replacements may become effective immediately on promulgation.

We do not purport to be experts on or generally familiar with or qualified to express legal opinion based on the laws of any jurisdiction other than the PRC. Accordingly we express or imply no opinion on the laws of any jurisdiction other than the PRC.

Section I Definitions

Unless otherwise expressly prescribed in this Opinion, the following capitalized terms shall have the meanings ascribed to them below:

“PRC Company”

refers to Beijing Huaren Kudong Commercial Trading Co., Ltd., the equity joint venture invested jointly by the Cool Sports (HK) Limited, one of the Company’s subsidiaries, and Mr. Shiu Wah Tse, Yan Wang and Qigong Zhu.

“Government Agency”	refers to any competent government authorities, courts, arbitration commissions, or regulatory bodies of the PRC.

“Governmental Authorization”

refers to any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the applicable PRC Laws to be obtained from any Government Agency.

“Prospectus”	refers to the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.

“Registration Statement”	refers to the Form F-1 registration statement under the United States Securities Act of 1933, as amended, filed with the Securities Exchange Commission (“SEC”) for listing the Company’ s ADSs

Section II Opinions

Based on the foregoing, we are of the opinions on the date hereof that:

1)              The PRC Company has been duly organized and validly exists as an equity joint venture with limited liability and full legal person status and is in good standing under the PRC Laws. The Catalogue for the Guidance of Foreign Investment Industries (the “Catalogue”) is the fundamental regulation governing foreign investment in the PRC and besides the Catalogue there maybe applicable PRC Laws regarding foreign investment in specific industries. The Company’s investment and ownership in the PRC Company through Cool Sports (HK) Limited complies with the Catalogue and other applicable PRC Laws regarding foreign investment and ownership, and the PRC Company has obtained all necessary Governmental Authorizations of competent Government Agency required thereunder, including but not limited to the approval issued by Beijing Municipal Government and the business license issued by Beijing Municipal Administration of Industry and Commerce.

This Opinion may not be used for any other purpose without our prior written consent, except for (i) the submission to the listing regulators of the NYSE, and (ii) incorporation, as a part, in the Registration Statement and the Prospectus which shall be prepared and publicly disclosed for the consummation of the Offering and the listing of the Company’s ADSs. We hereby consent to the reference to our name under the heading “Legal Matters” and elsewhere in the Registration Statement and Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the United State Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder. In addition, we hereby consent to the filing of this Opinion with the SEC as an exhibit to the Registration Statement.

Yours faithfully,

/s/ Jingtian & Gongcheng Attorneys at Law
Jingtian & Gongcheng Attorneys at Law